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                               AMENDMENT NO. 1

                                     TO

                       COMMON STOCK PURCHASE WARRANTS


         THIS AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANTS (This "Amendment No. 1"), dated as of June __, 1996, is made by AmeriKing, Inc. (formerly NRE Holdings, Inc.), a Delaware corporation (the "Company") pursuant to the terms set forth in the Common Stock Purchase Warrants, dated February 7, 1996, issued by the Company for the benefit of the Warrantholders (the "Warrants"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Warrant.

                              W I T N E S S E T H:

         WHEREAS, for value received, the Company issued the Warrants to the Warrantholders subject to the terms and conditions set forth in the Warrant; and

         WHEREAS, the Company wishes to amend the Warrants by cancelling
Section 18 and adding a new section in lieu of that shall provide for the termination of the Warrants pursuant to the terms and conditions as set forth herein; and

         WHEREAS, Section 21 of the Warrants requires the written consent of the Holders of all Series Warrants at the time outstanding of any amendment to the termination date of the Series Warrants.

         NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company agrees, subject to the written consent of the Holders of all Series Warrants, that, from and after the date hereof, the Warrants be, and hereby is, amended as follows:


                              A G R E E M E N T:


     SECTION 1. Amendment. Effective as of the date hereof, Section 18 of the Warrants shall be deleted in its entirety and replaced with the following:







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                  18.1 At any time in connection or concurrent with the close of a Termination Event (as defined below), the Company shall have the right to terminate the Warrant (the "Right of Termination"); provided that prior to the exercise of its Right of Termination the Company shall have paid in full to the Holder (i) the outstanding principal of the Subordinated Notes (as defined in the Purchase Agreement), (ii) the accrued interest on such outstanding Subordinated Notes up to the date of prepayment, (iii) the Applicable Prepayment Premium (as defined in the Purchase Agreement), (iv) any and all fees and expenses payable under the Purchase Agreement and (v) a premium that shall be a minimum of $2.7 million for the early termination of the Warrant (the "Termination Payment Premium").

                  18.2 For purposes of this Section 18, "Termination Event" means a public offering of the Common Stock pursuant to a registration statement filed with the Commission under the Securities Act.

                  18.3 The Company shall exercise the Right of Termination by providing a written notice to the Holder ("Termination Notice") no sooner than thirty (30) days prior to nor no later than thirty (30) days after the occurrence of the Termination Event, which Termination Notice shall expressly state: (a) that the Termination Event has closed or shall close; (b) the date and time of the termination of the Warrant, which termination shall be no later than thirty
                  (30) days after the close of the Termination Event; and (c) the place of the termination of the Warrant. At such termination, the Company shall deliver to the Holder the amounts described in Section 18.1 in consideration for the termination of the Warrant and the surrender of any and all Securities issued pursuant to the Warrant.

                  18.4 If, for any reason, the Termination Event does not close, then the amounts described in Section 18.1 shall not be due on the proposed date of termination, and the Subordinated Notes shall continue to be due and payable in accordance with the terms of the Purchase Agreement as if the Company had never given to the Holder such Termination Notice.

         SECTION 2. Effect of this Amendment No. 1 on the Other Terms of the Warrant. Except as expressly amended and modified herein, all other terms of the Warrant shall remain in full force and effect as originally made and entered into by the parties thereto.

         SECTION 3. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York (excluding provisions relating to choice of law).



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         SECTION 4.  Necessary Documents.  The parties hereto agree to execute or cause to be executed at any time, any and all other documents or instruments necessary to carry out the terms of this Amendment No. 1.

         SECTION 5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and all signatures need not appear on any one counterpart.


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         IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 1 to be executed as of the date first written above.



                                   AMERIKING, INC.


                                   By:______________________________
                                      Name:
                                      Title:



          The undersigned hereby consent to the foregoing Amendment No. 1 as of the date first written above.



                                   PMI MEZZANINE FUND, L.P.,
                                   a Delaware limited partnership


                                   By: Pacific Mezzanine Investors, L.L.C.
                                         a Delaware limited liability company,
                                         its General Partner


                                   By: ______________________________
                                      Name:
                                      Title:






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